OPTION AGREEMENT



                       Dated Effective as of May 20, 1998



                                    Between



                 Polskie Gornictwo Naftowe I Gazownictwo S. A.
                      Oddzial Biuro Geologiczne - GEONAFTA


                                      and


                                FX ENERGY, INC.





                    Pertaining to the Pomeranian Concessions

                                OPTION AGREEMENT

This Option Agreement (this "Agreement"), is entered into effective as of May 20, 1998, between and among Polskie Gornictwo Naftowe I Gazownictwo S. A., Oddzial Buro Geologiczne - GEONAFTA, a Polish joint stock company ("POGC") and FX Energy, Inc., a Nevada corporation ("FXEN").

                                    RECITALS

A.Through the support and cooperation of POGC, FXEN (through Polish subsidiaries) has acquired certain rights to explore for and exploit natural gas and oil in the Pomeranian region of northwest Poland, under the FX Usufruct (as defined in this Agreement) pursuant to a Mining Usufruct Agreement.

B.POGC has acquired certain rights to explore for natural gas and oil in the same region, under the POGC Usufructs (as defined in this Agreement). In addition, POGC has acquired a substantial amount of geological and geophysical data in the Pomeranian region, and has generously shared some of this data with FXEN.

C.In view of the mutual interests of POGC and FXEN in the Pomeranian area, FXEN wishes to grant to POGC the option to participate in operations on the FX Usufruct Area and POGC wishes to grant to FXEN the option to participate with POGC in operations on the POGC Usufruct Area.

NOW, THEREFORE, in consideration of the foregoing recitals, which are incorporated herein by this reference, and for other good and valuable consideration, the receipt and legal sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

DEFINITIONS
"Participation Interest(s) shall have the meaning described in Article 2.3.

"Hydrocarbon Concession Block(s)" refers to one or more of the 480 numbered rectangular areas, each encompassing approximately 1,000 square kilometers, which in the aggregate comprise a grid promulgated by the Bureau of Geological Concessions for the purpose of identifying hydrocarbon concession areas.

"FX Usufruct" means that certain Mining Usufruct Agreement dated October 30, 1997, between FX Energy Poland Sp. z o.o. and Partners, Commercial Partnership, and the State Treasury of the Republic of Poland, covering the following ten Hydrocarbon Concession Blocks: no. 85, 86, 87, 88, 89, 105, 108, 109, 129 and 149.

"POGC Concession(s) or Usufruct(s)" refers to one or more of the following four concessions/usufructs: Swierzno-Rybokarty, Jarkowo-Piaski, Swidwin-Bialogard, and Ciechnowo-Polczyn Zdroj, all of which are situated entirely or partially within the Hydrocarbon Concession Blocks in the Pomerania region.

"Pomeranian Region" refers to all those onshore lands covering Hydrocarbon Concession Blocks 25-29, 45-49, 62-69, 81-89, 101-105, 108-109, 129, and 149.

ARTICLE 1.     IDENTIFICATION OF INTERESTS

1.1 FXEN, through wholly-owned subsidiaries, is the holder of rights to explore for and exploit natural gas and oil ("Hydrocarbon Rights") in those lands covered by the FX Usufruct. POGC, directly or through wholly-owned subsidiaries, is the holder of Hydrocarbon Rights in those lands covered by the POGC Concessions and has certain preferential rights with respect to other lands in the Pomeranian Region.

1.2 FXEN has entered into an agreement granting Apache Overseas, Inc. ("APACHE") an option to acquire 50% of FXEN's beneficial interest in the FX Usufruct, subject to any interests granted or burdens created prior to exercise of that option. FXEN and APACHE plan to arrange for the FX Usufruct and the concessions issued pursuant thereto to be held by a Polish commercial partnership comprised of one Polish limited liability company owned by FXEN and another Polish limited liability company owned by APACHE. In cases where this Agreement results in ownership being shared by FXEN, an assignee of FXEN and POGC, (or any two of them), they shall hold such interests through a Polish commercial partnership comprised of one Polish limited liability company owned by POGC, another Polish limited liability company owned by FXEN and another Polish limited liability company owned by an assignee of FXEN (or any two of them).

1.3 POGC, as the sole owner of the POGC Concessions, is not at present a party to any operating agreement or similar document (other than the applicable usufruct and concession agreements) with respect to its ownership of the mineral rights therein or the operation thereof. POGC will promptly inform FXEN in writing about any agreements affecting ownership of the interests in and operations on the POGC Concessions. FXEN and APACHE are in the process of drafting the documents which will govern their respective rights and obligations, which at present include Partnership Agreements, Joint Operating Agreements, and Accounting Procedure Agreements (collectively, and including substitute documents, the "Operating Documents"). FXEN and APACHE have agreed that APACHE will be responsible for management and control of operations and of the partnerships which will hold the Usufructs and the concessions. FXEN and APACHE will promptly inform POGC in writing about any agreements affecting ownership of the interests in and operations on the FX Usufruct.

1.4 FXEN and APACHE have agreed to reprocess up to 1,000 km. of existing 2-D seismic data on or near the FX Usufruct. FXEN hereby agrees to pay for the reprocessing of up to 1,500 km. of additional existing 2-D seismic on or near the FX Usufruct or the POGC Usufructs, as selected jointly by FXEN and POGC. FXEN hereby further agrees to pay for selected staff of Geonafta Pila to collect, compile, interpret, copy and distribute existing geological and geophysical data (including reprocessed data) pertaining to the Pomeranian region, in order to provide a comprehensive and integrated geological and geophysical database for further interpretation.

ARTICLE 2.     GRANT OF OPTIONS TO POGC

2.1 FXEN hereby grants to POGC an option to take an interest of up to thirty three and one third percent (33.333%) in all or part of the FX Usufruct.

2.2 POGC may exercise its option on a "Block by Block" basis; that is, it may take an interest in one, or several, or all of the Hydrocarbon Concession Blocks in the Usufruct. In order to maintain uniform interests, when POGC first designates the percentage interest (other than zero percent) it will take in a Block, then it must thereafter take either the same (non-zero) percentage, or it may take zero, with respect to all other Blocks in the Usufruct.

2.3 A discovery well in one Block may lead to the grant of a single exploitation concession covering land within that Block as well as contiguous land within an adjacent Block. In such case, the ownership interests of the parties in such exploitation concession shall be the same as their interests in the discovery well first drilled by one or more of the parties hereto after the date of this Agreement, whether or not a First Well (defined below) has been drilled in the adjacent Block. For all purposes of this Agreement, including the "Block by Block" option described in Article 2.2, the land covered by the exploitation concession shall be considered to be in the Block where the initial discovery was made.

ARTICLE 3.  EXERCISE OF OPTION BY POGC

3.1 FXEN, as Operator, will provide at least 60 days' notice to POGC of its intention to drill the first well after the date of this Agreement (the "First Well") in each Block on lands covered by the FX Usufruct. The notice of the proposed First Well shall include an estimate of costs, an anticipated spud date, and technical information supporting the proposed well, such as seismic sections, maps and petrophysical logs (where available). If POGC wishes to take an interest in such Block it may do so by exercising its option as provided below and by participating in such First Well. If POGC does not exercise its option and participate in any particular First Well, it shall have no further interest in the Block in which such First Well was drilled.

3.2 POGC shall have thirty (30) days from the date of notice of a First Well to give written notice to FXEN that POGC has elected to join in the proposed well and in the related Block. If POGC elects to exercise its option, it shall designate in the notice of election the amount of interest it wishes to take (its "Participation Interest"), which may be any amount up to the maximum permitted under Article 2.1, subject to the provisions for uniform interest in Article 2.2. If POGC does not provide a notice of election within said thirty (30) day period such failure shall be deemed conclusively and irrevocably to be an election by POGC not to exercise the applicable option. Any delay in the actual spud of the well shall not extend the time for exercise of the option.

3.3 If POGC makes an affirmative election to join in a First Well, then it shall be responsible for its Participation Interest share of all costs of such well, regardless of whether such costs were incurred before or after the election. In addition, POGC shall also be responsible for its Participation Interest share of all other costs related to the applicable Block which accrue on or after (but not before) the actual spud date of the applicable First Well, including any usufruct fees, concession fees, training fees, general and administrative costs, geological and geophysical costs, drilling, production and operating costs, and taxes and royalties, all in accordance with the Operating Documents.

3.4 If POGC makes an affirmative election to participate in a First Well it shall, within thirty (30) days after its notice of election, become a signatory to the applicable Operating Documents.

ARTICLE 4.     GRANT OF OPTIONS TO FXEN

4.1 POGC hereby grants to FXEN or its assignee an option to take an interest of up to thirty three and one-third percent (33.333%) in all or any one or more of the POGC Concessions as specified in Definitions. If at the time FXEN has a partner in the FX Usufruct, then POGC hereby agrees to grant to such partner (provided such partner is acceptable to POGC, which acceptance shall not be unreasonably withheld in the case of a technically and financially competent partner) an option to take an interest of up to thirty three and one-third percent (33.333%) in all or any one or more of the POGC Concessions as specified in Definitions.

4.2 FXEN and/or its partner or assignee may exercise its option on a "Concession by Concession" basis; that is, each may take an interest in one, or several, or all of the four POGC Usufructs. In order to maintain uniform interests, when FXEN or its partner or assignee first designates the percentage interest (other than zero percent) it will take in a POGC Usufruct, then it must thereafter take either the same (non-zero) percentage, or it may take zero, with respect to all other POGC Usufructs.

4.3 A discovery well in one POGC Usufruct may lead to the grant of a single exploitation concession covering land within that Usufruct as well as contiguous land within an adjacent Usufruct. In such case, the ownership interests of the parties in such exploitation concession shall be the same as their interests in the discovery well first drilled by one or more of the parties hereto after the date of this Agreement, whether or not a First Well (defined below) has been drilled in the adjacent Block. For all purposes of this Agreement, including the "Concession by Concession" option described in Article 4.2, the land covered by the exploitation concession shall be considered to be in the Usufruct where the initial discovery was made.

4.4 FXEN and its partner or assignee (if any) each may exercise its option independently of the other and each may exercise its option on a "Concession by Concession" basis; that is, each may take an interest in one, or several, or all of the POGC Concessions.


ARTICLE 5.  EXERCISE OF OPTIONS BY FXEN OR PARTNER/ASSIGNEE

5.1 POGC, as Operator, will provide at least 60 days' notice to FXEN and any partner or assignee of its intention to drill the First Well after the date of this Agreement in each POGC Concession. The notice of the proposed First Well shall include an estimate of costs, an anticipated spud date, and technical information supporting the proposed well, such as seismic sections, maps and petrophysical logs (where available). In addition, the notice shall be accompanied by copies of any and all documents relating to the applicable mineral rights and the operations thereon. If either FXEN or its partner or assignee wishes to take an interest in such POGC Concession it may do so by exercising its option as provided below and by participating in such First Well. If either FXEN or its partner or assignee does not exercise its option and participate in any particular First Well, it shall have no further interest in the POGC Concession in which such First Well was drilled.

5.2 FXEN and its partner or assignee each shall have thirty (30) days from the date of notice of a First Well to give written notice to POGC that it has elected to join in the proposed well and in the related POGC Concession. If either FXEN or its partner or assignee elects to exercise its option, it shall designate in the notice of election the amount of interest it wishes to take (its "Participation Interest"), which may be any amount up to the maximum permitted under in Article 4.1. If either FXEN or its partner or assignee does not provide a notice of election within said thirty (30) day period such failure shall be deemed conclusively and irrevocably to be an election by FXEN or its partner or assignee, as applicable, not to exercise the applicable option. Any delay in the actual spud of the well shall not extend the time for exercise of the option.

5.3 If either FXEN or its partner or assignee makes an affirmative election to join in a First Well, then it shall be responsible for its Participation Interest share of all costs of such well, regardless of whether such costs were incurred before or after the election. In addition, FXEN or its partner or assignee, as applicable, shall also be responsible for its Participation Interest share of all other costs related to the applicable POGC Concession which accrue on or after (but not before) the actual spud date of the applicable First Well, including any usufruct fees, concession fees, training fees, general and administrative costs, geological and geophysical costs, drilling, production and operating costs, and taxes and royalties, all in accordance with the Operating Documents.

5.4 If either FXEN or its partner or assignee makes an affirmative election to participate in a First Well it shall, within thirty (30) days after its notice of election, become a signatory to a set of operating documents to be prepared which mirror the Operating Documents referred to in Article 1.3.

5.5 In the event that one of FXEN or its partner or assignee elects to take up its option on a given POGC Concession and the other does not, the party electing to exercise its option shall also have the right to take all or part of the share of the party which has elected not to exercise its option, on giving notice to POGC to that effect within the time set out in
     Article 5.2 above. The party electing to exercise its option shall not have the right to take an interest greater than forty nine percent (49%) in the aggregate without the consent of POGC.

ARTICLE 6. GRANT OF RIGHT TO INITIATE AND CONDUCT OPERATIONS ON POGC USUFRUCTS IN CERTAIN CIRCUMSTANCES

6.1 It is possible that FXEN or its partner or assignee may wish to initiate and conduct geological and geophysical investigations or drilling and producing operations on POGC Concessions. To the extent POGC is not already conducting actual field operations in the same location, POGC may grant its consent and may authorize and assist FXEN or its partner or assignee in conducting operations in such case.

6.2 To the extent land is open for concession in the Pomeranian Region (including lands as to which POGC may have certain preferential rights), the commercial partnership formed by the parties shall, on request by any one party, apply for the usufruct and concession(s) over so much of the remaining open land as such requesting party may desire. The interests of all parties in such lands shall be subject to the Operating Documents.

ARTICLE 7.  INFORMATION AND CONFIDENTIALITY

7.1 All information and data (geophysical, geological, engineering, production marketing or otherwise) provided to a party hereunder shall be kept confidential by such party unless the release of such information to a third party is required by law. The term during which information is to be kept secret and confidential shall coincide with the term of this Agreement or for a period of three years from the effective date of this Agreement, whichever is later.

7.2 The parties hereto agree to strictly observe and abide by the terms and conditions governing data received by any of them from the government of the Republic of Poland or from any party hereto.

7.3 The applicable operating party shall notify each of the other parties hereto at least monthly of progress toward selection of First Wells. So long as there is any POGC Concession, or any Hydrocarbon Concession Block within the area covered by the FX Usufruct, where a First Well has not been drilled, each party hereto shall have access to all data of the other parties hereto pertaining to the selection of First Well drill sites in which the accessing party has a right to participate, including all seismic and other geological, geophysical, geochemical and production data, in order to allow such party to be ready to make its determination whether or not to exercise its options.

ARTICLE 8.  FURTHER ASSURANCE AND ASSISTANCE

The Parties agree to execute and deliver to each other all such additional documents and instruments and do all such further acts and things as may be reasonably requested by any Party to effectively carry out the intent of this Agreement. In particular, POGC will use its best efforts to help obtain the necessary concessions and permits on behalf of itself and FXEN.

ARTICLE 9.  ASSIGNMENT; ABANDONMENT

9.1 To the extent that option rights under this Agreement have not yet become exercisable, the rights and obligations under this Agreement shall be assigned only to:

     a. an affiliate of the assigning party; or

     b. a third party (with the prior consent of the other parties hereto which shall not be unreasonably withheld in the case of a technically and financially competent assignee) provided that such third party also receives assignment of all the Usufruct rights of the assigning party which are still subject to option rights of the other parties hereto.

     After exercise (or expiry, as the case may be) of any option granted hereunder, the rights of the participating parties in any Usufruct shall be governed by the Operating Documents which apply to that Usufruct.

9.2 Each party to this Agreement may exercise its rights and perform its obligations hereunder through one or more subsidiaries or affiliates, in which case the term "APACHE", "POGC" or "FXEN", as applicable, shall be deemed to refer to and include such subsidiaries or affiliates.

9.3 If any party decides to abandon, relinquish or allow to expire undrilled any Block or Usufruct that is subject to this Agreement, it shall give notice to the other parties and an opportunity to take over such Block or Usufruct on terms to be agreed at the time. The parties shall endeavor to give notice sufficiently far in advance to allow the other parties adequate time to evaluate, decide and commence any required operations.

ARTICLE 10.  AMENDMENT

This Agreement may only be altered, varied or amended by written instrument executed by all the parties.

ARTICLE 11.  TERM AND TERMINATION

This Agreement shall be valid for a term of three years and shall expire on May 20, 2001, unless both FXEN and POGC agree in writing to extend the term beyond that date. In addition, either party may terminate this Agreement on 180 days' written notice to the other. The expiration or termination of this Agreement pertains to the options to be exercised hereunder, and shall have not limit or terminate the rights of the parties in case options have been exercised; such rights shall be governed by the Operating Documents.

ARTICLE 12.  NOTICES

Any notice required to be given pursuant to this Agreement shall be in writing and shall be given by delivering the same by hand at, or by sending the same by prepaid first class post (confirmed by telefax/facsimile) or telefax/facsimile to, the relevant address set out below or such other addresses as any party wishing to change its address may notify to the other party from time to time. Any such notice given as aforesaid shall be deemed to have been given or received at the time of delivery (if delivered by hand), the first working day next following the day of sending (if sent by facsimile) and the first working day next following the day of receipt (if sent by post).

                                         Polish Oil and Gas Company
     FX Energy, Inc.                     Geological Bureau - GEONAFTA
     Attn: Andy Pierce                   Attn: Marek Hoffmann
     3006 Highland Drive, Suite 206      ul. Jagiellonska 76
     Salt Lake City, UT  84106           03-301 Warsaw, Poland
     Telephone:   1-801-486-5555         Telephone:    48-22-811-2606
     Fax:         1-801-486-5575         Fax:          48-22-811-2878

In WITNESS whereof the parties have caused this Agreement to be executed by their duly authorised representatives the day month and year first above written.

FX Energy, Inc.                    Polskie Gornictwo Naftowe I Gazownictwo S. A.
                                   Oddzial Buro Geologiczne - GEONAFTA



By:/s/ Andy Pierce, Director       By:/s/ Marek Hoffmann, Director